Exhibit 99.1

Pier 1 Imports, Inc. Announces Second Quarter Sales

FORT WORTH, Texas--(BUSINESS WIRE)--September 2, 2010--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the second quarter ended August 28, 2010.

Second Quarter Highlights

  Comparable store sales growth of 11.2% versus last year’s decline of 7.6%
  Merchandise margins expected to be approximately 58% of sales
  Earnings per share are estimated to be in a range of $0.10 to $0.12

Comparable store sales for the second quarter ended August 28, 2010 increased 11.2% compared to last year’s comparable store sales decline of 7.6% for the second quarter ended August 29, 2009. Total sales for the quarter improved to $310 million compared to $287 million in the year-ago quarter. Comparable store sales for the first six months increased 12.7% compared to a comparable store sales decline of 7.5% in the year-ago period. Total sales for the first six months increased to $616 million from $568 million for the same period last year. Merchandise margins were very strong in the second quarter and will be approximately 58% of sales. Earnings for the second quarter are projected to be in a range of $0.10 to $0.12 per share.

Alex W. Smith, President and Chief Executive Officer said, “We are extremely pleased with our comp store sales results for the second quarter. August was particularly strong with the biggest comp of the quarter. We continue to see strengths in all parts of the country and in all merchandise categories – with improvements in traffic, conversion and ticket. We are especially pleased to be showing positive comps on a two-year basis. Merchandise margins were solid and consistent throughout the quarter. We look forward to discussing our second quarter results in detail during our upcoming conference call.”

Conference Call Information

The Company will host a conference call to discuss second quarter results at 10:00 a.m. Central Time on September 16, 2010. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 94580046.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400